Exhibit 15.1
August 4, 2008
Global Industries, Ltd.
8000 Global Drive
Carlyss, Louisiana 70665
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Global Industries, Ltd. and subsidiaries for periods ended June 30, 2008 and 2007, as indicated in our report dated August 4, 2008; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in Registration Statement Nos. 33-58048, 33-89778, 333-69949, and 333-147173 on Form S-8 and in Registration Statement Nos. 333-86325 and 333-147067 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.
DELOITTE & TOUCHE LLP
/s/ Deloitte & Touche LLP
Houston, Texas